Exhibit 99.15

FORM OF RELEASE NOTICE TO THE CALIFORNIA NOMINEE SHAREHOLDERS

OMAGINE, INC.

Common Stock Purchase Warrants

and

Shares of Common Stock

Issuable upon the Exercise of Common Stock Purchase Warrants at $5.00 per Share

and

Shares of Common Stock

Issuable upon the Exercise of Common Stock Purchase Warrants at $10.00 per Share

________, 2012

To Security Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being sent by Omagine, Inc. (the “Company”) to nominee holders of our common stock at 5:00 p.m., Eastern time, on February 24, 2012 (the “Record Date”) in connection with the distribution we made to you in February 2012 of (a) non-transferable rights (“Rights”) to purchase shares of our common stock in a Rights offering by the Company (the “Rights Offering”), and (b) transferable redeemable warrants (“Warrants”) exercisable for the purchase of shares of our common stock (the “Warrant Distribution”). The Rights Offering and the Warrant Distribution were described in the offering prospectus dated February 13, 2012 (“Prospectus”).

Pursuant to the terms of the Rights Offering and Warrant Distribution the Company elected to not make the Rights and Warrants available for exercise by its shareholders who were residents of the state of California on the Record Date (the “California Record Shareholders”) until the registration and/or qualification in California of the Rights and Warrants was approved by the California Department of Corporations (the “California Approval”).

Nominee holders of our common stock on the Record Date who held Common Shares in electronic form for the account of California residents (the “California Nominee Shareholders”) received, through Depository Trust Company (“DTC”), Rights (the “California Rights”) and Warrants (the “Nominee Warrants”) attributable to California residents and such California Nominee Shareholders were contemporaneously instructed by DTC that such California Rights and Nominee Warrants were not exercisable until they received notice from the Company (a “Release Notice”) stating that the Company had received the California Approval.

The Rights Offering expired on March 30, 2012 and all unexercised Rights have expired. This letter is the Release Notice from the Company informing you that the California Approval has been received by the Company, that the Nominee Warrants are now exercisable in accordance with their terms and that you may now distribute the Nominee Warrants to the accounts of the relevant California residents for whom you are the nominee. Please contact Continental Stock Transfer & Trust Company, who is the Warrant Agent for additional copies of the Prospectus and any questions or requests for assistance concerning the Warrant Distribution.
Very truly yours,
Omagine, Inc.

/s/
Charles P. Kuczynski
Vice-President & Secretary

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF OMAGINE, INC., THE WARRANT AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE WARRANTS